MANAGEMENT FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

This Management Fee Waiver and Expense Reimbursement Agreement (the “Agreement”) is made and entered into this 1st day of May, 2010 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Series Fund (the “Company”) with respect to its Classes named below (each a “Portfolio”):

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	With respect to the Developing Growth Portfolio, Lord Abbett agrees for the time period set forth in paragraph 5 below:

(a)	to waive all or a portion of its management fee to the extent necessary so that total net annual operating expenses do not exceed an annual rate of 1.15%.

(b)

to bear directly and/or reimburse the Portfolio’s other expenses to the extent necessary so that, after taking into account the management fee waiver set forth above, total net annual operating expenses do not exceed an annual rate of 0.90%.

2.	With respect to the International Core Equity Portfolio, Lord Abbett agrees for the time period set forth in paragraph 5 below:

(a)	to waive all or a portion of its management fee to the extent necessary so that total net annual operating expenses do not exceed an annual rate of 1.12%.

(b)

to bear directly and/or reimburse the Portfolio’s other expenses to the extent necessary so that, after taking into account the management fee waiver set forth above, total net annual operating expenses do not exceed an annual rate of 0.87%.

3.	With respect to the Total Return Portfolio, Lord Abbett agrees for the time period set forth in paragraph 5 below:

(a)	to waive all or a portion of its management fee to the extent necessary so that total net annual operating expenses do not exceed an annual rate of 0.89%.

(b)

to bear directly and/or reimburse the Portfolio’s other expenses to the extent necessary so that, after taking into account the management fee waiver set forth above, total net annual operating expenses do not exceed an annual rate of 0.64%.

4.	With respect to the Value Opportunities Portfolio, Lord Abbett agrees for the time period set forth in paragraph 5 below:

(a)	to waive all or a portion of its management fee to the extent necessary so that total net annual operating expenses do not exceed an annual rate of 1.35%.

(b)

to bear directly and/or reimburse the Portfolio’s other expenses to the extent necessary so that, after taking into account the management fee waiver set forth above, total net annual operating expenses do not exceed an annual rate of 1.10%.

5.

This Agreement will be effective from May 1, 2010 through April 30, 2011. This Agreement may be terminated with respect to any Portfolio only by the Board of Directors of the Company upon written notice to Lord Abbett.

IN WITNESS WHEREOF, Lord Abbett and the Lord Abbett Series Fund, Inc. have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

LORD ABBETT SERIES FUND, INC.

By:	/s/ Thomas R. Phillips
Thomas R. Phillips
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel